UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported): June 19, 2009

KeyOn Communications Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-136487	74-3130469
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11742 Stonegate Circle Omaha, Nebraska	68164
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 998-4000

(Former name or former address, if changed since last report)

       Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.          Amendment of a Material Definitive Agreement.

On February 8, 2008, the Company entered into a Business Loan Agreement and Promissory Note with Sun West Bank in the principal amount of up to $4,500,000.00 (the “Loan”). At that time, each of Jerome Snyder, our Chairman, Jonathan Snyder, our President and Chief Executive Officer and Barry Becker, a stockholder (together, the “Guarantors”), entered into a Commercial Guaranty (together, the “Guarantees”), pursuant to which they personally guaranteed full and punctual payment of all of our obligations arising under the Loan.

On June 18, 2009, the Company entered into a Change in Terms Agreement with Sun West Bank regarding the Loan (the “Change in Terms”). Pursuant to the Change in Terms, the Company made a principal reduction payment of $450,000 to Sun West Bank, reducing the principal balance of the Loan from $4,500,000 to $4,050,000. Additionally, the maturity date of the Loan was extended for six years from June 4, 2009 until June 4, 2015 and the interest rate of the Loan was modified to a fixed interest rate of 7.75%. The Company also agreed to pay renewal and documentation fees of $40,650 to Sun West Bank. and is obligated to make interest-only monthly payments during the first twelve months of the Loan, principal and interest payments for the next fifty-nine months of the Loan and one principal and interest payment in the amount of $2,483,128.59, at the maturity date, provided that all payments are made as scheduled. Finally, the Guarantors have agreed to keep their Guarantees in place for the duration of the loan.

Item 9.01.      Financial Statements and Exhibits.

Exhibits

10.1	Change in Terms Agreement, executed on June 18, 2009, by and between KeyOn Communications Holdings, Inc. and Sun West Bank.
10.2	Consent of Guarantor(s) executed on June 18, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEYON COMMUNICATIONS HOLDINGS, INC.

Dated: June 19, 2009	By:	/s/ Jonathan Snyder
Name: Jonathan Snyder
Title: Chief Executive Officer